EXHIBIT 23.2

KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Endesa Américas S.A.:

We consent to the use of our report dated April 29, 2016, with respect to the combined statements of financial position of Endesa Américas S.A. as of December 31, 2015 and 2014, and the related combined statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the joint information statement/prospectus.

/s/ KPMG
KPMG Auditores Consultores Ltda.
Santiago, Chile
July 15, 2016

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.